Exhibit 99.1

INVO Reports Record Second Quarter 2024 Financial Results with 481% Revenue Growth and a $1.1 Million Improvement to Adjusted EBITDA

SARASOTA, Fla., August 14, 2024 — INVO Bioscience, Inc. (Nasdaq: INVO) (“INVO” or the “Company”), a healthcare services fertility company focused on expanding access to advanced treatment through the establishment and acquisition of fertility clinics, and with the intravaginal culture (“IVC”) procedure enabled by its INVOcell® medical device, today announced financial results for the second quarter 2024 for the period ended June 30, 2024 and provided a business update.

Q2 2024 Financial Highlights (all metrics compared to Q2 2023 unless otherwise noted)

●	Revenue was $1,836,597, an increase of 481% compared to $315,902. Revenue increased 17% sequentially compared to Q1 2024.
●	Clinic revenue increased 611% to $1,807,921, compared to $254,364. All reported clinic revenue is derived from the Company’s INVO Center in Atlanta, Georgia, and its fertility clinic in Middleton, Wisconsin, both of which are consolidated in the Company’s financial statements.
●	Revenue from all clinics, inclusive of both those accounted for as consolidated and under the equity method, was $2,141,229, an increase of 201% compared to $712,433.
●	Total operating expenses were $3.7 million, a $1.3 million increase compared to $2.4 million. The increase was primarily due to a one-time non-cash expense of $1.0 million and a $0.2 million increase in amortization costs. Q2 2024 operating expenses also included approximately $25,000 pertaining to the proposed merger with NAYA Biosciences, Inc. (“NAYA”).
●	Net loss was $(2.2) million compared to $(2.2) million.
●	Adjusted EBITDA (see table included) was $(0.5) million, including approximately $25,000 in transaction costs related to the potential merger, compared to $(1.6) million in the prior year.

Management Commentary

“The growing, positive impact of our acquisition strategy remains in full swing as we report record second quarter revenue – up 481% year-over-year and 17% sequentially – with a $1.1 million improvement in adjusted EBITDA,” commented Steve Shum, CEO of INVO. “Our fertility centers in Middleton, Atlanta, and Birmingham are all experiencing sequential revenue growth and are collectively profitable. This growth and clinic-level profit, coupled with our careful management of overall corporate expenses, positions us to achieve our stated goal of reaching breakeven with our current operations. To accelerate our path to profitability, we also expect to resume both our acquisition and new INVO Center activities in 2025. I look forward to the continued strong execution by our team and making fertility care more accessible and inclusive to people in need.”

Definitive Merger Agreement

As originally reported, on October 23, 2023, INVO and NAYA, a company dedicated to increasing patient access to breakthrough treatments in oncology and regenerative medicine, jointly announced that they had entered into a definitive merger agreement (the “Merger Agreement”) for INVO to acquire NAYA in an all-stock transaction. The Merger Agreement was subsequently amended three times to primarily extend the target closing date and interim funding requirements to be provided by NAYA. INVO and NAYA are currently in discussions to agree to a further extension.

Financial Tables

Included in this press release is a reconciliation of Adjusted EBITDA. All additional financial tables are included in the Company’s 10-Q, which can be found on the Company’s website at https://www.invobioscience.com/sec-filings/ or at https://www.sec.gov/.

Use of Non-GAAP Measure

Adjusted EBITDA is a non-GAAP measure. This measure is not intended to be a substitute for those financial measures reported in accordance with GAAP. Adjusted EBITDA has been included because management believes that, when considered together with the GAAP figures, it provides meaningful information related to our operating performance and liquidity and can enhance an overall understanding of financial results and trends. Adjusted EBITDA may be calculated by us differently than other companies that disclose measures with the same or similar terms. See our attached financials for a reconciliation of this non-GAAP measure to the nearest GAAP measure.

About INVO Bioscience

We are a healthcare services fertility company dedicated to expanding the assisted reproductive technology (“ART”) marketplace by making fertility care accessible and inclusive to people around the world. Our commercialization strategy is focused on the opening of dedicated “INVO Centers” offering the INVOcell® and IVC procedure (with three centers in North America now operational), the acquisition of US-based, profitable in vitro fertilization (“IVF”) clinics and the sale and distribution of our technology solution into existing fertility clinics. Our proprietary technology, INVOcell®, is a revolutionary medical device that allows fertilization and early embryo development to take place in vivo within the woman’s body. This treatment solution is the world’s first intravaginal culture technique for the incubation of oocytes and sperm during fertilization and early embryo development. This technique, designated as “IVC”, provides patients a more natural, intimate, and more affordable experience in comparison to other ART treatments. We believe the IVC procedure can deliver comparable results at a fraction of the cost of traditional IVF and is a significantly more effective treatment than intrauterine insemination (“IUI”). For more information, please visit www.invobio.com.

Safe Harbor Statement

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company invokes the protections of the Private Securities Litigation Reform Act of 1995. All statements regarding our expected future financial position, results of operations, cash flows, financing plans, business strategies, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions are forward-looking statements. All forward-looking statements involve risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. Factors that may cause actual results to differ materially from those in the forward-looking statements include those set forth in our filings at www.sec.gov. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise.

CONTACT

INVO Bioscience:

Steve Shum

978-878-9505

sshum@invobio.com

INVO Investor Contact:

Robert Blum (Lytham Partners, LLC)

602-889-9700

INVO@lythampartners.com

Adjusted EBITDA

	Three Months Ended
	June 30
	2024	2023

Net loss attributable to INVO Bioscience, Inc.	$(2,245,170)	$(2,240,511)
Interest expense	118,640	52,474
Amortization of debt discount	250,972	122,718
Stock-based compensation	1,031,071	99,338
Stock option expense	69,035	326,916
Non cash compensation for services	45,000	45,000
Foreign currency exchange loss	-	265
(Gain) loss on disposal of fixed assets	(50,000)	-
Loss from debt extinguishment	40,491	-
Depreciation and amortization	230,338	19,705
Adjusted EBITDA	$(509,623)	$(1,574,095)

Proforma net loss	$(2,245,170)	$(2,041,621)
Interest expense	118,640	52,474
Amortization of debt discount	250,972	122,718
Stock-based compensation	1,031,071	99,338
Stock option expense	69,035	326,916
Non-cash compensation for services	45,000	45,000
Foreign currency exchange loss	-	265
(Gain) loss on disposal of fixed assets	(50,000)	-
Loss from debt extinguishment	40,491	-
Depreciation and amortization	230,338	19,705
Proforma adjusted EBITDA	$(509,623)	$(1,375,205)

INVO BIOSCIENCE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
Revenue:
Clinic revenue	$1,807,921	$254,364	$3,345,120	$551,745
Product revenue	28,676	61,538	67,763	112,182
Total revenue	1,836,597	315,902	3,412,883	663,927
Operating expenses:
Cost of revenue	861,648	235,714	1,711,882	466,719
Selling, general and administrative	2,647,524	2,042,609	4,088,110	4,373,443
Research and development	-	83,850	4,880	157,370
Depreciation and amortization	230,338	19,705	457,298	38,792
Total operating expenses	3,739,510	2,381,879	6,262,170	5,036,324
Loss from operations	(1,902,913)	(2,065,977)	(2,849,287)	(4,372,397)
Other income (expense):
Gain (loss) from equity method investment	17,846	3,788	17,950	(23,947)
Gain (loss) on disposal of fixed assets	50,000	-	(511,663)	-
Gain on lease termination	-	-	94,551	-
Loss from debt extinguishment	(40,491)	-	(40,491)	-
Interest expense	(369,612)	(175,192)	(550,907)	(391,781)
Foreign currency exchange loss	-	(265)	-	(400)
Total other income (expense)	(342,257)	(171,669)	(990,560)	(416,128)
Loss before income taxes	(2,245,170)	(2,237,646)	(3,839,847)	(4,788,525)
Income taxes	-	2,865	1,836	2,865
Net loss	$(2,245,170)	$(2,240,511)	$(3,841,683)	$(4,791,390)

Net loss per common share:
Basic	$(0.62)	$(3.06)	$(1.25)	$(7.07)
Diluted	$(0.62)	$(3.06)	$(1.25)	$(7.07)
Weighted average number of common shares outstanding:
Basic	3,609,812	732,255	3,072,877	677,684
Diluted	3,609,812	732,255	3,072,877	677,684